Registration No. 333-

As filed with the Securities and Exchange Commission on August 13, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dorman Products, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2078856 (I.R.S. Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania (Address of Principal Executive Offices)	18915 (Zip Code)

Dorman Products, Inc. 2026 Omnibus Incentive Plan
(Full title of the plan)

Joseph P. Braun
Senior Vice President, General Counsel and Secretary
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
(215) 712-5222
(Name, address and telephone number, including area code, of agent for service)

Copies of Communications to:
Karen Hsu Kelley, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Dorman Products, Inc. 2026 Omnibus Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by Dorman Products, Inc. (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
(a)     the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Commission on February 27, 2026;
(b)     the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 6, 2026;
(c)     the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2026, as filed with the Commission on May 4, 2026;
(d)    the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2026, as filed with the Commission on August 4, 2026;
(e)    the Registrant’s Current Reports on Form 8-K as filed with the Commission on January 20, 2026, May 18, 2026, June 3, 2026 and June 17, 2026; and
(f)     the description of the Registrant’s common stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, as filed with the Commission on February 22, 2021, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) contains provisions relating to the indemnification of persons by a Pennsylvania business corporation, including directors and officers of the corporation.
Section 1741 of the PBCL provides that, unless otherwise restricted in a corporation’s bylaws, a business corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 1742 of the PBCL provides that, unless otherwise restricted in a corporation’s bylaws, in the case of actions by or in the right of the corporation, a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such indemnification is permitted with respect to any claim, issue or matter as to which such person is adjudged to be liable to the corporation, except to the extent that a court determines that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses that such court deems proper.
Section 1743 of the PBCL provides that, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defending any action referred to in Section 1741 or Section 1742, he or she shall be indemnified for expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.
Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by a corporation in advance of the final disposition of the action or proceeding upon receipt by the corporation of an undertaking by the representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.
Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.
Section 1747 of the PBCL permits, unless otherwise restricted in a corporation’s bylaws, a business corporation to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D of Chapter 17 of the PBCL.
Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans, respectively.
Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL, shall, unless otherwise provided when authorized or ratified, continue to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person, and that a right to indemnification or to advancement of expenses arising under a provision of the articles or bylaws may not be eliminated or impaired by an amendment to or repeal of the provision after the occurrence of an act that is the subject of the threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of the act explicitly authorizes the elimination or impairment after an act has occurred.
The Registrant’s amended and restated articles of incorporation, as amended, contain provisions eliminating a director’s personal liability for monetary damages for any action taken, or any failure to take action, unless the director breached or failed to perform the duties of the director’s office, as required by the applicable provisions of the PBCL, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Registrant’s articles, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

In addition, the Registrant’s amended and restated bylaws, as amended, provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Registrant or other entity) by reason of the fact that such director or officer is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, reasonable attorneys’ and investigation fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding. Further, in defending a threatened, pending or completed civil or criminal action, suit or proceeding, expenses incurred by a director or an officer entitled to indemnification shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately determined that such person is not entitled to be indemnified. The indemnification and advancement or reimbursement of expenses provided by the Registrant continues as to a person who has ceased to be a director or officer of the Registrant. The bylaws also provide that no indemnification or advancement or reimbursement of expenses may be provided to any of the Registrant’s directors or officers: (a) with respect to expenses or the payment of profits arising from the purchase or sale of the Registrant’s securities in violation of Section 16(b) of the Exchange Act; (b) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which he or she derived an improper personal benefit; (c) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance whose premiums are paid for by the Registrant or by an individual or entity other than the director or officer, and (d) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the Registrant’s written consent, which consent shall not be unreasonably withheld. Further, the Registrant’s bylaws authorize its board to add to the above list of exceptions at any time by resolution, except that any such additional exception shall not apply with respect to any event, act or omission which occurred prior to the date that the board adopts such resolution.
The Registrant currently maintains directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to the Company and its shareholders.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, as filed with the Commission on May 19, 2017).

4.2	Amended and Restated By-Laws, as amended February 23, 2023 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed with the Commission on May 2, 2023.)
4.3
Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-160979), as filed with the Commission on August 3, 2009).

4.4
Dorman Products, Inc. 2026 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2026, as filed with the Commission on August 4, 2026).

5.1*	Opinion of Morgan, Lewis & Bockius LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107*	Filing Fee Table.

* Filed herewith.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or  “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colmar, Commonwealth of Pennsylvania, on August 13, 2026.

DORMAN PRODUCTS, INC.

By:	/s/ Joseph P. Braun
Joseph P. Braun Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Charles W. Rayfield and Joseph P. Braun, and each of them, any of whom may act without joinder of the other, the individual's true and lawful attorneys-in-

fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and powers of attorney have been signed by the following persons in the capacities indicated on August 13, 2026.

Signature	Title

/s/ Kevin M. Olsen	President and Chief Executive Officer and Director
Kevin M. Olsen	(Principal Executive Officer)

/s/ Charles W. Rayfield	Senior Vice President and Chief Financial Officer
Charles W. Rayfield	(Principal Financial Officer)

/s/ Gregory C. Bowen	Vice President and Chief Accounting Officer
Gregory C. Bowen	(Principal Accounting Officer)

/s/ Lisa M. Bachmann	Director
Lisa M. Bachmann

/s/ Steven L. Berman	Director
Steven L. Berman

/s/ John J. Gavin	Director
John J. Gavin

/s/ Richard T. Riley	Director
Richard T. Riley

/s/ Kelly A. Romano	Director
Kelly A. Romano

/s/ G. Michael Stakias	Director
G. Michael Stakias

/s/ J. Darrell Thomas	Director
J. Darrell Thomas